Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports Record 2007 Sales and Earnings

— Company Posts Record Fourth Quarter Sales —

— Reaffirms Minimum 10 Percent Earnings Per Share Expectation For 2008 —

ST. PAUL, Minn. — Jan. 29, 2008 — 3M (NYSE: MMM) today reported 2007 sales of $24.5 billion, an all-time record for the company. Sales were up 7 percent from a year ago, and up 11 percent adjusted for recently divested businesses. Net income for 2007 was $4.1 billion, or $5.60 per share, versus $3.9 billion or $5.06 per share in 2006, up 6 percent and 11 percent, respectively. Excluding special items (a-m), 2007 earnings were $4.98 per share, up 11 percent.

The company’s pharmaceuticals business, which was divested during the fourth quarter of 2006 and the first quarter of 2007, earned $0.23 per share in 2006. Excluding special items in both periods and excluding the 2006 earnings from the now-divested pharmaceuticals business, 2007 earnings per share increased 17 percent.

The company announced record fourth-quarter sales of $6.2 billion, an increase of 7 percent. Sales rose 11 percent adjusted for divestitures, primarily the company’s branded pharmaceuticals business.

Fourth-quarter net income was $851 million, or $1.17 per share, versus $1.176 billion, or $1.57 per share, in the fourth quarter of 2006. These results include a net loss from special items of $12 million, or $0.02 per share, in the fourth quarter of 2007, and a net gain of $354 million, or $0.47 per share, in last year’s fourth quarter (items a-m).

In the fourth quarter of 2006, the company’s now-divested pharma business earned $0.06 per share. Excluding these pharma earnings and special items, fourth-quarter 2006 earnings were $1.04 per share. Fourth-quarter 2007 earnings excluding special items were $1.19 per share, up 14 percent.

“I thank the employees of 3M for their efforts in achieving record full-year sales and earnings,” said George W. Buckley, 3M chairman, president and CEO. “I’m especially pleased that we were able to achieve these results, continue with our growth initiatives and still return $4.6 billion to our shareholders via dividends and share repurchases.”

Buckley continued. “We made good progress on our growth plan in 2007 and we will continue this effort in 2008. By investing in our many enduring franchises, strategic acquisitions and new plants to streamline our supply chain, we are securing 3M’s future as a faster-growing and more efficient enterprise.”

3M reiterated its 2008 earnings expectations. The company expects 2008 earnings to be a minimum 10 percent increase over its 2007 earnings-per-share of $4.98, which excludes special items.

“We will continue to balance growth and operational excellence in order to meet our commitments to our shareholders and customers around the world,” stated Buckley.

Executive Summary

•

Full-year revenues of $24.5 billion, up 6.7 percent from 2006 and up 10.5 percent excluding the impact of businesses divested within the past year; fourth quarter revenues of $6.2 billion, up 7.3 percent from 2006 and up 11 percent excluding divestitures

•	Full-year local-currency sales, including acquisitions, up 7.3 percent; fourth-quarter local currency sales up 6.3 percent, also including acquisitions

•	Currency impacts added 3.2 percentage points to sales growth for the full-year and 4.7 points for the fourth quarter

•

Reported full-year operating income of $6.2 billion, up 8.7 percent. Reported operating income for the quarter was $1.3 billion; excluding special items in the fourth quarter of both this year and last, operating income increased 5.2 percent; further excluding the 2006 earnings from the now-divested branded pharmaceuticals business, operating income for the quarter improved by 11 percent

•

Full-year earnings per share of $5.60, up 10.7 percent from 2006. Reported fourth quarter earnings per share of $1.17, versus $1.57 in 2006; excluding special items in both periods, earnings per share increased by more than 8 percent; further excluding 2006 earnings of the pharmaceuticals business, per-share earnings increased 14 percent

•	Returned a total of $4.6 billion to shareholders through cash dividends and repurchases of shares in 2007, $824 million of that coming during the fourth quarter

Full-Year Key Financial Highlights

For the full-year 2007, sales increased 6.7 percent to $24.5 billion, driven by a 7.3 percent increase in local-currency sales, including acquisitions. Local-currency sales growth was led by Health Care and Safety, Security and Protection Services. Sales in 3M’s international operations grew 10 percent and now constitute 63 percent of total, the highest in 3M’s history.

Full-year earnings were $5.60 per share, up 10.7 percent over 2006, and up 10.9 percent excluding special items (a-m) in both periods. Further adjusting for the 2006 earnings from the now-divested branded pharmaceuticals business, 2007 per-share earnings increased almost 17 percent.

Full-year net income was $4.1 billion, or $5.60 per share, versus $3.9 billion or $5.06 per share in 2006, increasing 6 percent and 11 percent, respectively. Excluding special items (a-m), 2007 net income was $3.6 billion or $4.98 per share, versus $3.4 billion in 2006 or $4.49, an increase in per-share earnings of 11 percent. The company’s pharmaceuticals business, which was sold in multiple transactions during the fourth quarter of 2006 and the first quarter of 2007, earned $0.23 per share in 2006.

Fourth Quarter Key Financial Highlights

Fourth-quarter worldwide sales totaled $6.2 billion, up 7.3 percent compared to the fourth quarter of 2006. Local-currency sales including acquisitions increased 6.3 percent and foreign exchange impacts added 4.7 percent in the quarter. Divestitures, primarily the recent sale of the company’s branded pharmaceuticals business, reduced reported sales growth by 3.7 percent. Local-currency sales including acquisitions increased 17 percent in Health Care, 8 percent in Industrial and Transportation, 5 percent in Safety, Security and Protection Services, 3 percent in Consumer and Office, 2 percent in Electro and Communications and were down 1 percent in Display and Graphics.

Fourth-quarter net income was $851 million, or $1.17 per share, versus $1.2 billion, or $1.57 per share, in the fourth quarter of 2006. Included in these results is a net loss from special items of $12 million, or $0.02 per share, in the fourth quarter of 2007, and a net gain of $354 million, or $0.47 per share, in last year’s fourth quarter (items a-m). Excluding special items and the 2006 earnings from the now-divested pharma business, EPS increased 14%.

Fourth Quarter Business Segment Discussion

Industrial and Transportation

•	Sales advanced 13.7 percent to $1.9 billion

•	Sales up 7.8 percent in local currencies, including 4 percent from acquisitions

•	Broad-based sales performance: strongest growth in industrial adhesives and tapes, automotive OEM, automotive aftermarket and abrasives businesses

•	Positive growth in all major geographic regions

•	Solid operational performance, with profits up 13.5 percent; operating margin of 19.1 percent excluding special items

Health Care

•	Sales of $1.1 billion, climbing 22.4 percent excluding the divestiture of pharma

•	Local-currency sales growth of 17 percent including 3.5 percent from acquisitions

•	All businesses generated double-digit sales growth, led by drug delivery systems, medical and oral care

•	Pharma divestiture reduced reported sales by 21.4 percent

•	Exceptional double-digit growth, adjusted for the pharma, in all major geographic regions, led by Europe and the US

•	Operating income of $286 million, up 18.7 percent, and company-high margins at 27 percent, both excluding pharma and special items

Display and Graphics

•	Sales increased approximately one percent to $953 million

•	Local-currency sales down 1.3 percent

•	Strongest growth in Europe and Latin America, with sales up double-digits; sales declined year-on-year in APAC, largely driven by Optical Systems

•	Operating profit of $252 million; profits up in commercial graphics and traffic safety systems, down 13 percent in optical systems excluding special items

•	Operating margins of 26.4 percent excluding special items

Consumer and Office

•	Sales grew 6.6 percent to $859 million

•	Local-currency sales growth of 2.6 percent

•	Strongest growth in home care and do-it-yourself businesses

•	Regional sales growth led by Europe and APAC

•	Operating margins of 18.1 percent, with profits of $155 million

Safety, Security and Protection Services

•	Sales of $747 million, up 11.3 percent

•	Sales growth in local currencies of 5.3 percent, including 2.4 percent from acquisitions

•	Broad-based sales growth led by respiratory protection and corrosion protection products

•	International local currency sales growth of 8.9 percent

•	Excluding special items, profits up 10.3 percent to $133 million; operating margins of 17.8 percent

Electro and Communications

•	Sales increased 7.3 percent to $700 million

•	Local-currency growth of 2.4 percent, including a point from acquisitions

•	Outstanding sales and profit growth in both electrical and electronic markets materials

•	Sales and profits of flexible circuits declined year-on-year

•	Improved consumer electronics market supported overall growth, with APAC leading geographic sales

•	Outstanding productivity with profits up 16.7 percent to $120 million; margins of 17 percent excluding special items

George W. Buckley and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating less productivity improvements than estimated; and (8) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 and its subsequent Quarterly Reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Risk Factors” in Part I, Item 1A (Annual Report) and in Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $24 billion in sales, 3M employs 75,000 people worldwide and has operations in more than 60 countries.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Twelve-months ended
	Dec. 31		Dec. 31
	2007	2006	2007	2006
Net sales	$6,206	$5,782	$24,462	$22,923

Operating expenses
Cost of sales	3,298	3,162	12,735	11,713
Selling, general and administrative expenses	1,274	1,375	5,015	5,066
Research, development and related expenses	359	509	1,368	1,522
(Gain) loss on sale of businesses (a)	5	(1,074)	(849)	(1,074)

Total	4,936	3,972	18,269	17,227

Operating income	1,270	1,810	6,193	5,696

Interest expense and income
Interest expense	71	38	210	122
Interest income	(38)	(16)	(132)	(51)

Total	33	22	78	71

Income before income taxes and minority interest	1,237	1,788	6,115	5,625

Provision for income taxes	378	596	1,964	1,723
Minority interest	8	16	55	51

Net income	$851	$1,176	$4,096	$3,851

Weighted average common shares outstanding — basic	711.1	735.4	718.3	747.5
Earnings per share — basic	$1.20	$1.60	$5.70	$5.15

Weighted average common shares outstanding — diluted	725.2	748.6	732.0	761.0
Earnings per share — diluted	$1.17	$1.57	$5.60	$5.06

Cash dividends paid per common share	$0.48	$0.46	$1.92	$1.84

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income, and diluted earnings per share measures that exclude special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months and twelve months ended December 31, 2007.

	Three-months ended			Twelve-months ended
	Dec. 31, 2007			Dec. 31, 2007
	Operating income	Net income	Diluted earnings per share	Operating income	Net income	Diluted earnings per share
Reported GAAP measure	$1,270	$851	$1.17	$6,193	$4,096	$5.60

Special items:
(Gain) loss on sale of businesses (a)	5	3	0.00	(849)	(550)	(0.75)
Environmental liabilities (b)	—	—	—	134	83	0.11
Restructuring actions (c)	(4)	(3)	0.00	41	27	0.03
Other exit activities (d)	19	12	0.02	45	29	0.04
Gain on sale of real estate (e)	—	—	—	(52)	(37)	(0.05)

Adjusted Non-GAAP measure	$1,290	$863	$1.19	$5,512	$3,648	$4.98

(a)          In June 2007, 3M completed the sale of its Opticom Priority Control Systems and Canoga Traffic Detection businesses. 3M received proceeds of $80 million from this transaction and recognized a pre-tax gain of $68 million in the Display and Graphics segment in the second quarter of 2007. In January 2007, 3M completed the sale of its global branded pharmaceuticals business in Europe. 3M received proceeds of $817 million from this transaction and recognized a pre-tax gain of $786 million in the first quarter of 2007 and recorded an adjustment (pre-tax loss of $5 million) in the fourth quarter of 2007 (Health Care segment). In December 2006, 3M completed the sale of its global branded pharmaceuticals business in the United States, Canada, and Latin America region and the Asia Pacific region, including Australia and South Africa. In connection with all of these transactions, 3M’s Drug Delivery Systems Division (DDSD) entered into agreements whereby it became a source of supply to the acquiring companies.

Because of the extent of 3M cash flows from these agreements in relation to those of the disposed businesses, the operations of the branded pharmaceuticals business are not classified as discontinued operations.

(b)         Net pre-tax charges for total year 2007 that have been recorded to address remediation activities associated with perfluoronated compounds totaled $134 million. These expenses were recorded in selling, general and administrative expenses in Corporate and Unallocated.

No adverse human health effects are caused by perfluoronated compounds at current levels of exposure. This conclusion is supported by a large body of research including laboratory studies and epidemiology studies of exposed employees. This research has been published in peer-reviewed scientific journals and shared with the EPA and global scientific-community.

(c)          During the fourth quarter of 2006 and first six months of 2007, management approved and committed to undertake restructuring actions. Net pre-tax restructuring charges for total year 2007 were $41 million, which included a net pre-tax benefit of $4 million recorded in the fourth quarter of 2007. These 2007 charges primarily related to fixed asset impairments and employee-related restructuring liabilities, with the majority related to the phase-out of operations at a New Jersey roofing granule facility (Safety, Security and Protection Services segment). These charges are primarily recorded in cost of sales in the business segment where the expenses were incurred.

(d)         During the fourth quarter of 2007, the Company recorded a net pre-tax charge of $19 million related to employee reductions and fixed asset impairments, with the majority recorded in the Display and Graphics segment and the Industrial and Transportation segment. During the third quarter of 2007, the Company recorded a net pre-tax charge of $26 million related to the consolidation of certain flexible circuit capabilities. This third-quarter 2007 charge related to employee reductions and fixed asset impairments in the Electro and Communications business segment. Other exit activities were recorded in cost of sales and selling, general and administrative expenses.

(e)          During the third quarter of 2007, the Company recorded a net pre-tax gain of $52 million related to the sale of a Korean laboratory facility. The company plans to subsequently invest in a more modern, customer-oriented laboratory center in Korea. The gain was recorded in selling, general and administrative expenses in Corporate and Unallocated.

In summary, special items on a combined basis benefited total year 2007 reported GAAP operating income by $681 million, primarily related to the gain on sale of businesses. The gain on sale of businesses of $849 million (reported on a separate line of the Consolidated Statement of Income) and a special item benefit of $4 million for research, development and related expenses were partially offset by special items related to cost of sales ($64 million) and selling, general and administrative expenses ($108 million).

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months and twelve months ended December 31, 2006.

	Three-months ended			Twelve-months ended
	Dec. 31, 2006			Dec. 31, 2006
			Diluted			Diluted
			earnings			earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$1,810	$1,176	$1.57	$5,696	$3,851	$5.06

Special items:
Gain on sale of pharmaceuticals business (f)	(1,074)	(674)	(0.90)	(1,074)	(674)	(0.88)
Restructuring and other actions:
Pharmaceuticals business restructuring actions (g):
Employee related	77	49	0.06	97	62	0.08
Asset impairment and other	67	42	0.06	69	44	0.06
Environmental (h)	13	8	0.01	13	8	0.01
Overhead reduction actions (i)	112	73	0.10	112	73	0.10
Businesses-specific restructuring actions (j):
Employee related	34	21	0.03	34	21	0.03
Asset impairment and other	91	57	0.07	91	57	0.07
Acquired in-process research and development (k)	95	95	0.13	95	95	0.13
Class action settlement (l)	—	—	—	40	25	0.03
Benefit from income tax adjustments (m)	—	(25)	(0.03)	—	(149)	(0.20)

Adjusted Non-GAAP measure	$1,225	$822	$1.10	$5,173	$3,413	$4.49

(f)            In December 2006, 3M completed the sale of its global branded pharmaceuticals business in the United States, Canada, and Latin America region and the Asia Pacific region, including Australia and South Africa. 3M received proceeds of $1.209 billion for this transaction and recognized a pre-tax gain of $1.074 billion.

(g)         Pharmaceuticals business restructuring actions, primarily in the fourth quarter of 2006, included employee related, asset impairment and other costs pertaining to the Company’s exit of its global branded pharmaceuticals operations. These costs included severance and benefits for pharmaceuticals business employees who did not retain employment with the buyer.

(h)         In the fourth quarter of 2006, an environmental obligation was recognized in the pharmaceuticals business.

(i)             In response to the sale of the global branded pharmaceuticals business, the Company took actions to reduce U.S. and international corporate staff group overhead in the fourth quarter of 2006. These actions were taken to streamline the company’s cost structure and to avoid burdening the company’s remaining businesses with the corporate overhead costs that had previously been allocated to the pharmaceuticals division. These costs were recorded in the Health Care segment.

(j)             Businesses-specific restructuring actions taken in the fourth quarter of 2006 included employee related costs for severance and benefits, fixed and intangible asset impairments, losses from certain contractual obligations that were no longer profitable, and expenses from the exit of certain product lines and the streamlining of supply chains in certain businesses.

(k)          In October 2006, 3M acquired Brontes Technologies Inc., a Lexington, Massachusetts based developer of proprietary 3-D imaging technology for dental and orthodontic applications. This transaction resulted in a fourth quarter 2006 charge, reflecting the one time write-off of acquired in-process research and development costs, which is reflected in the “Research, development and related expense” line of the Consolidated Statement of Income.

(l)             In the second quarter of 2006, 3M recognized an expense after entering into an agreement in principle (which was subsequently executed in the third quarter of 2006) to resolve the antitrust class action involving direct purchasers of branded transparent tape (but not private label tape).

(m)       In the second, third and fourth quarters of 2006, the Company recorded net benefits from certain income tax adjustments.

In summary, special items on a combined basis benefited total year 2006 reported GAAP operating income by $523 million. The gain on sale of businesses of $1.074 billion (reported on a separate line of the Consolidated Statement of Income) was partially offset by special items related to cost of sales ($143 million), selling, general and administrative expenses ($238 million) and research, development and related expenses ($170 million). Refer to 3M’s Current Report on Form 8-K dated May 25, 2007, which updated 3M’s Annual Report on Form 10-K, for further discussion of these items.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and twelve-months ended December 31, 2007.

	Three-months ended			Twelve-months ended
	Dec. 31, 2007			Dec. 31, 2007
OPERATING	Reported		Adjusted	Reported		Adjusted
INCOME BY	GAAP	Special	Non-GAAP	GAAP	Special	Non-GAAP
BUSINESS SEGMENT	measure	items	measure	measure	items	measure
Industrial and Transportation	$353	$7	$360	$1,501	$9	$1,510
Health Care	282	4	286	1,882	(791)	1,091
Display and Graphics	239	13	252	1,174	(51)	1,123
Consumer and Office	155	—	155	688	—	688
Safety, Security and Protection Services	133	—	133	611	29	640
Electro and Communications	124	(4)	120	481	41	522
Corporate and Unallocated	(16)	—	(16)	(144)	82	(62)

Total Operating Income	$1,270	$20	$1,290	$6,193	$(681)	$5,512

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three months and twelve months ended December 31, 2006.

	Three-months ended			Twelve-months ended
	Dec. 31, 2006			Dec. 31, 2006
OPERATING	Reported		Adjusted	Reported		Adjusted
INCOME BY	GAAP	Special	Non-GAAP	GAAP	Special	Non-GAAP
BUSINESS SEGMENT	measure	items	measure	measure	items	measure
Industrial and Transportation	$303	$15	$318	$1,342	$15	$1,357
Health Care	999	(695)	304	1,845	(673)	1,172
Display and Graphics	222	39	261	1,044	39	1,083
Consumer and Office	154	—	154	629	—	629
Safety, Security and Protection Services	111	10	121	549	10	559
Electro and Communications	56	46	102	411	46	457
Corporate and Unallocated	(35)	—	(35)	(124)	40	(84)

Total Operating Income	$1,810	$(585)	$1,225	$5,696	$(523)	$5,173

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Dec. 31,	Dec. 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$1,896	$1,447
Marketable securities	579	471
Accounts receivable — net	3,362	3,102
Inventories	2,852	2,601
Other current assets	1,149	1,325

Total current assets	9,838	8,946
Marketable securities — non-current	480	166
Investments	298	314
Property, plant and equipment — net	6,582	5,907
Prepaid pension benefits (n)	1,378	395
Goodwill, intangible assets and other assets (o)	6,118	5,566

Total assets	$24,694	$21,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$901	$2,506
Accounts payable	1,505	1,402
Accrued payroll	580	520
Accrued income taxes	543	1,134
Other current liabilities	1,833	1,761

Total current liabilities	5,362	7,323
Long-term debt	4,019	1,047
Other liabilities	3,566	2,965

Total liabilities	12,947	11,335

Total stockholders’ equity — net	11,747	9,959
Shares outstanding
December 31, 2007: 709,156,031 shares
December 31, 2006: 734,362,802 shares

Total liabilities and stockholders’ equity	$24,694	$21,294

(n)         The increase in the prepaid pension benefits asset is primarily due to changes in 3M’s defined benefit pension plans’ funded status, which is required to be measured as of each year-end.

(o)         The increase in goodwill, intangible assets and other assets primarily relates to acquisitions.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Twelve-months ended
	Dec. 31
	2007	2006
SUMMARY OF CASH FLOW:

NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,275	$3,839

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,422)	(1,168)
Acquisitions, net of cash acquired	(539)	(888)
Proceeds from sale of businesses (a, f)	897	1,209
Other investing activities	(303)	(613)

NET CASH USED IN INVESTING ACTIVITIES	(1,367)	(1,460)

Cash flows from financing activities:
Change in debt	1,222	1,135
Purchases of treasury stock	(3,239)	(2,351)
Reissuances of treasury stock	785	523
Dividends paid to stockholders	(1,380)	(1,376)
Other financing activities	65	8

NET CASH USED IN FINANCING ACTIVITIES	(2,547)	(2,061)

Effect of exchange rate changes on cash	88	57

Net increase (decrease) in cash and cash equivalents	449	375
Cash and cash equivalents at beginning of period	1,447	1,072

Cash and cash equivalents at end of period	$1,896	$1,447

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Twelve-months ended
	Dec. 31
	2007	2006

NON-GAAP MEASURES:
Free Cash Flow:
Net cash provided by operating activities	$4,275	$3,839
Purchases of property, plant and equipment	(1,422)	(1,168)

Free Cash Flow (p)	$2,853	$2,671

(p)         Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

Net cash provided by operating activities and Free Cash Flow were negatively impacted by the timing of cash payments associated with certain current and prior period special items. Tax payments related to the sale of our global branded pharmaceuticals business negatively impacted total year 2007 net cash provided by operating activities and Free Cash Flow by $628 million, with the impacts by quarter as follows: fourth-quarter 2007 ($87 million), third-quarter 2007 ($37 million), second-quarter 2007 ($110 million) and first-quarter 2007 ($394 million).

	Twelve-months ended
	Dec. 31
	2007	2006
OTHER NON-GAAP MEASURES:

Net Working Capital Turns (q)	5.3	5.4

Reported:
Economic Profit (r)	$2,451	$2,386
Return on Invested Capital (r)	24.0%	25.3%

Excluding Special Items:
Economic Profit (r)	$2,003	$1,948
Return on Invested Capital (r)	21.4%	22.5%

(q)         The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

(r)            The company uses non-GAAP measures to focus on shareholder value creation.  3M’s Economic Profit is defined as after-tax operating income less a charge for operating capital. 3M also uses Return on Invested Capital, defined as after-tax operating income divided by average operating capital. This measure is presented as reported and also excluding special items.  Special items were previously defined within the Supplemental Consolidated Statement of Income Information section of this document. These measures are not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies. In addition, since the global branded pharmaceuticals business was sold in December 2006 and January 2007, and thus significant pharmaceuticals operating income is included in the base 2006 period, more meaningful trend information may be obtained by also adjusting total year 2006 for pharmaceuticals after-tax operating income and a charge for operating capital, which would reduce total year 2006 economic profit by $154 million and would reduce total year 2006 return on invested capital by 0.9 percentage points.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-Months Ended Dec. 31, 2007
Sales Change Analysis By Geographic Area	United States	International	Worldwide
Volume - organic	1.9%	5.0%	3.8%
Volume - acquisitions	3.8	1.3	2.2
Price	1.0	(0.2)	0.3

Local-currency sales
(including acquisitions)	6.7	6.1	6.3

Divestitures	(4.1)	(3.4)	(3.7)
Translation	—	7.4	4.7

Total sales change	2.6%	10.1%	7.3%

Sales Change Analysis By International Geographic Area	Local-currency Sales*	Divestitures	Translation	Total Sales Change
Europe, Middle East and Africa	6.4%	(6.1)%	9.9%	10.2%
Asia Pacific	3.9%	(1.0)%	3.6%	6.5%
Latin America and Canada	12.5%	(3.1)%	11.3%	20.7%

*Including acquisitions - Europe, Middle East and Africa includes a 1.8% benefit, Asia Pacific a 0.7% benefit and Latin America and Canada a 1.3% benefit

Worldwide Sales Change Analysis By Business Segment	Local-currency Sales*	Divestitures	Translation	Total Sales Change
Industrial and Transportation	7.8%	—%	5.9%	13.7%
Health Care	17.0%	(21.6)%	5.6%	1.0%
Display and Graphics	(1.3)%	(0.8)%	2.8%	0.7%
Consumer and Office	2.6%	—%	4.0%	6.6%
Safety, Security and Protection Services	5.3%	—%	6.0%	11.3%
Electro and Communications	2.4%	—%	4.9%	7.3%

*Including acquisitions   Industrial and Transportation includes a 4.0% benefit from acquisitions; Health Care includes a 3.5% benefit, related to numerous acquisitions, and a 3.7% benefit from supply agreements with the new owners of the Company’s branded pharmaceutical business; Safety, Security and Protection Services includes a 2.4% benefit from acquisitions; Electro and Communications includes a 1.1% benefit from acquisitions.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Twelve-Months Ended Dec. 31, 2007
Sales Change Analysis By Geographic Area	United States	International	Worldwide
Volume - organic	1.6%	7.4%	5.1%
Volume - acquisitions	3.1	2.1	2.4
Price	1.0	(1.1)	(0.2)

Local-currency sales
(including acquisitions)	5.7	8.4	7.3

Divestitures	(4.2)	(3.6)	(3.8)
Translation	—	5.2	3.2

Total sales change	1.5%	10.0%	6.7%

Sales Change Analysis By International Geographic Area	Local-currency Sales*	Divestitures	Translation	Total Sales Change
Europe, Middle East and Africa	11.7%	(6.6)%	8.5%	13.6%
Asia Pacific	4.9%	(1.3)%	2.0%	5.6%
Latin America and Canada	10.6%	(2.8)%	5.9%	13.7%

*Including acquisitions - Europe, Middle East and Africa includes a 4.3% benefit. Asia Pacific a 0.4% benefit and Latin America and Canada a 1.0% benefit

Worldwide Sales Change Analysis By Business Segment	Local-currency Sales*	Divestitures	Translation	Total Sales Change
Industrial and Transportation	5.8%	—%	3.8%	9.6%
Health Care	18.3%	(23.7)%	4.3%	(1.1)%
Display and Graphics	1.8%	(0.4)%	1.8%	3.2%
Consumer and Office	5.0%	—%	2.6%	7.6%
Safety, Security and Protection Services	10.8%	—%	4.5%	15.3%
Electro and Communications	2.3%	—%	3.2%	5.5%

*Including acquisitions - Industrial and Transportation includes a 1.8% benefit from acquisitions; Health Care includes a 4.4% benefit, related to numerous acquisitions, and a 4.5% benefit from supply agreements with the new owners of the Company’s branded pharmaceutical business; Consumer and Office includes a 1.0% benefit from acquisitions; Safety, Security and Protection Services includes a 7.4% benefit from acquisitions; Electro and Communications includes a 1.5% benefit from acquisitions.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2007, 3M made certain changes to its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. Segment information for all periods presented has been reclassified to reflect this new segment structure.  Refer to 3M’s Form 10-Q for the quarterly period ended September 30, 2007 for further discussion of these changes.

BUSINESS SEGMENT INFORMATION

	Three-months ended		Twelve-months ended
	Dec. 31		Dec. 31
(Millions)	2007	2006	2007	2006
NET SALES
Industrial and Transportation	$1,878	$1,652	$7,274	$6,640
Health Care	1,057	1,047	3,968	4,011
Display and Graphics	953	946	3,892	3,770
Consumer and Office	859	806	3,403	3,164
Safety, Security and Protection Services	747	671	3,070	2,663
Electro and Communications	700	652	2,775	2,631
Corporate and Unallocated	12	8	80	44

Total Company	$6,206	$5,782	$24,462	$22,923

OPERATING INCOME
Industrial and Transportation	$353	$303	$1,501	$1,342
Health Care	282	999	1,882	1,845
Display and Graphics	239	222	1,174	1,044
Consumer and Office	155	154	688	629
Safety, Security and Protection Services	133	111	611	549
Electro and Communications	124	56	481	411
Corporate and Unallocated	(16)	(35)	(144)	(124)

Total Company	$1,270	$1,810	$6,193	$5,696

For the three-months and twelve-months ended December 31, 2007, refer to the preceding notes (a) through (e) and the preceding reconciliation of operating income by business segment for a discussion and summary of items that impacted reported business segment operating income. For the three-months and twelve-months ended December 31, 2006, refer to the preceding notes (f) through (m) and the preceding reconciliation of operating income by business segment for a discussion of special items that impacted reported operating income.

3M Company and Subsidiaries

QUARTERLY DILUTED EARNINGS PER SHARE,

INCLUDING STOCK OPTION IMPACT

(Unaudited)

2006 Diluted EPS	Q1	Q2	Q3	Q4	Year
Reported	$1.17	$1.15	$1.18	$1.57	$5.06
Excluding Special Items (s)	$1.17	$1.05	$1.17	$1.10	$4.49
Stock option impact
included in EPS	$(0.02)	$(0.07)	$(0.04)	$(0.04)	$(0.17)

2007 Diluted EPS	Q1	Q2	Q3	Q4	Year
Reported	$1.85	$1.25	$1.32	$1.17	$5.60
Excluding Special Items (s)	$1.28	$1.23	$1.29	$1.19	$4.98
Stock option impact
included in EPS	$(0.03)	$(0.07)	$(0.04)	$(0.04)	$(0.18)

(s)          In addition to disclosing results that are determined in accordance with U.S. GAAP, the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies. Refer to the preceding “Supplemental Consolidated Statement of Income Information” for discussion of special items that impacted the three and twelve months ended December 31, 2007 and 2006.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000